Exhibit 99.1

iBio Reports Fiscal Second Quarter 2021 Financial Results and Provides Corporate Update

Bryan, TX / February 16, 2021 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a biotech innovator and biologics contract manufacturing organization, today announced its financial results for the fiscal quarter ended December 31, 2020.

“We successfully executed against our strategic priorities during the quarter as we continued to transform the Company by advancing our pipeline, diversifying our customer base, and growing our revenues,” said Tom Isett, Chairman & CEO of iBio.

Fiscal Second Quarter and Recent Business Developments:

Research & Bioprocess (“RBP”) Products

•	The October 2020 agreement with Safi Biosolutions, Inc. (“Safi”) continues to progress as both companies work towards generating cytokines and growth factors for cell therapy manufacturing using iBio’s FastPharming® System.

•	The Company continues to make plans to commercialize certain cytokines and growth factors as part of a new catalog of products for research and further manufacturing uses.

Vaccines

•	The ‘end-of-life phase’ of IND-enabling toxicology studies with IBIO-201, the Company’s leading candidate for the prevention of SARS-CoV-2 infection, has been completed. Data analysis is being expedited by iBio’s Contract Research Organization, and the Company currently expects to receive a report on the pathology results in early Q4 FY2021.

•	iBio is preparing an “Outline of Production” and facility documentation for submission to the U.S. Department of Agriculture as the initial step in the regulatory process towards gaining a U.S. Veterinary Biologics Establishment License for its Bryan, Texas, FastPharming Facility. The Company aims to seek this approval for production of its lead animal health product candidate, IBIO-400, and prospectively, other biopharmaceuticals for the animal health markets.

Therapeutics

•	In November 2020, the Company announced that the United States Patent and Trademark Office issued U.S. Patent No. 10,844,392, entitled “Materials and Methods for Producing Endostatin Fusion Polypeptides in Plant Cells,” the claims in which are foundational to iBio’s work on its antifibrotic therapies.

Contract Development and Manufacturing (“CDMO”) Services

•	In December 2020, iBio announced that it entered into an agreement with ATB Therapeutics ("atbtherapeutics") to produce its bioengineered antibody-toxin fusion proteins using iBio's FastPharming System.

“We are encouraged by the progress we continue to make in all major segments of our business,” commented Mr. Isett. “In addition to advancing our vaccine programs and securing additional IP protection for our antifibrotic therapies, we expanded our client base for CDMO Services and rapidly advanced our work on new RBP products.”

Fiscal Second Quarter and Recent Corporate Developments:

•	In October 2020, iBio appointed Dr. Linda Armstrong, Dr. Alexandra Kropotova and Gary Sender to its Board of Directors.

•	In November 2020, the Company appointed Randy J. Maddux as its Chief Operating Officer, effective December 1, 2020.

•	In December 2020, the Company completed an underwritten public offering of approximately 29.7 million shares of its common stock for gross proceeds of $35.0 million.

•	In December 2020, iBio appointed Martin B. Brenner, DVM, Ph.D., as its Chief Scientific Officer, effective January 18, 2021.

•	Fiscal year to-date, iBio increased staffing by approximately 11% to 53 employees, including the new positions of Head of Animal Health Programs (Melissa Berquist, Ph.D.) and Chief Human Resources Officer (Lisa Middlebrook).

•	Today, the Company further strengthened its leadership team with the addition of Mr. Robert M. Lutz as its Chief Financial & Business Officer, effective March 4, 2021.

“In just a few short months, we have made eight new key appointments, who – by virtue of their deep industry subject matter expertise and track records of success – demonstrate our commitment to building a world-class organization,” said Mr. Isett.  “Combined with our increased financial strength and the power of our platform technologies, we believe that we are now well positioned to accelerate the development of our biotherapeutic and vaccine candidates, in-license promising biopharmaceutical assets, and leverage the FastPharming System to its full potential.”

Financial Results:

For the fiscal quarter ended December 31, 2020, iBio reported revenues of approximately $0.7 million, an increase of $0.4 million from approximately $0.3 million in the fiscal quarter ended December 31, 2019.

Total operating expenses, consisting primarily of research and development (“R&D”) and general and administrative (“G&A”) expenses, for the fiscal quarter ended December 31, 2020 were approximately $8.3 million, compared with approximately $3.5 million in the same period of 2019.

R&D expenses for the for the fiscal quarter ended December 31, 2020 were approximately $2.4 million, compared with approximately $0.9 million in the same period of 2019. The increase in R&D expense of approximately $1.6 million was primarily related to an increase in laboratory consumables, supplies and other costs of approximately $1.4 million, and an increase in R&D personnel costs of approximately $0.2 million at iBio CDMO, partially offset by an approximately $0.1 million reduction of other R&D costs.

G&A expenses for the fiscal quarter ended December 31, 2020 were approximately $5.8 million, compared with approximately $2.6 million in the same period of 2019. The increase resulted primarily from higher professional and consulting fees of approximately $1.4 million, facility repairs and maintenance of approximately $0.6 million, personnel costs of approximately $0.4 million, public company costs of $0.3 million, insurance of approximately $0.3 million and board of director fees of approximately $0.1 million.

Other expense for the fiscal quarter ended December 31, 2020 was approximately $0.6 million, consistent with the same period of 2019.

Net loss attributable to iBio stockholders for the fiscal quarter ended December 31, 2020 was approximately $8.2 million, or $0.04 per share. This compared with a net loss of approximately $25.4 million, or $0.69 per share, in the same period of 2019, which included deemed dividends due to the down round feature of Series A Preferred Stock and Series B Preferred Stock of approximately $21.6 million.

As of December 31, 2020, iBio had cash and cash equivalents plus investments in debt securities of approximately $107.6 million.

Webcast and Conference Call

iBio management will host a webcast and conference call at 4:30 p.m. Eastern Time today, February 16, 2021, to discuss these results and provide a corporate update.

The live and archived webcast may be accessed on the Company’s website at www.ibioinc.com under “News and Events” in the Investors section. The live call can be accessed by dialing (833) 672-0651 (domestic) or (929) 517-0227 (international) and referencing conference code: 7891625.

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming® System combines vertical farming, automated hydroponics, and novel glycosylation technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. iBio is developing proprietary products on the FastPharming Platform, which include biopharmaceuticals for the treatment of fibrotic and infectious diseases, amongst others. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services, including Glycaneering™ Development Services for advanced recombinant protein design. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding progress towards generating cytokines and growth factors for cell therapy manufacturing using iBio’s FastPharming® System, plans to commercialize certain cytokines and growth factors as part of a new catalog of products for research and further manufacturing uses, the receipt of a report on the IBIO-201 pathology results in early Q4 2021, seeking approval for production of the Company’s lead animal health product candidate, IBIO-400, and prospectively, other biopharmaceuticals for the animal health markets. the contributions to be made by the newly appointed Chief Operating Officer, Chief Scientific Officer, Chief Financial & Business Officer and directors and being well positioned to accelerate development of the Company’s biotherapeutic and vaccine candidates, in-license promising biopharmaceutical assets and leverage the FastPharming System to its full potential. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to progress generating cytokines and growth factors for cell therapy manufacturing using iBio’s FastPharming System and commercialize cytokines and growth factors, the ability to generate the IBIO-201 pathology results as planned, the Company’s ability to leverage the experience and expertise of the newly appointed Chief Operating Officer, Chief Scientific Officer, Chief Financial & Business Officer and directors, the Company’s ability to accelerate development of its biotherapeutic and vaccine candidates, in-license promising biopharmaceutical assets and leverage the FastPharming System to its full potential, the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, including its COVID-19 vaccines, or to comply with ongoing regulatory requirements, regulatory limitations relating to its ability to promote or commercialize the Company’s product candidates for specific indications, acceptance of the Company’s product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, the Company’s ability to maintain its license agreements, the continued maintenance and growth of its intellectual property portfolio, the Company’s ability to establish and maintain collaborations, the Company’s ability to obtain or maintain the capital or grants necessary to fund its research and development activities, competition, the Company’s ability to retain its key employees or maintain its NYSE American listing, and the other risk factors discussed in the Company’s most recent Annual Report on Form 10-K and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com

iBio, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, except share and per share amounts)

	December 31, 2020	June 30, 2020
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$91,252	$55,112
Accounts receivable – trade	180	75
Accounts receivable – other	52	-
Subscription receivable	-	5,549
Investments in debt securities	16,395	-
Work in process	1,071	798
Prepaid expenses and other current assets	1,932	214
Total Current Assets	110,882	61,748

Convertible promissory note receivable and accrued interest	1,519	-
Finance lease right-of-use assets, net of accumulated amortization	26,786	27,616
Fixed assets, net of accumulated depreciation	5,010	3,657
Intangible assets, net of accumulated amortization	1,185	1,144
Security deposit	24	24
Total Assets	$145,406	$94,189

Liabilities and Equity
Current liabilities:
Accounts payable (related parties of $94 and $6 as of December 31, 2020 and June 30, 2020, respectively)	$2,409	$1,759
Accrued expenses (related party of $703 and $705 as of December 31, 2020 and June 30, 2020, respectively)	1,683	1,105
Finance lease obligation – current portion	312	301
Note payable – PPP loan– current portion	465	261
Contract liabilities	1,233	1,810
Total Current Liabilities	6,102	5,236

Note payable – PPP Loan – net of current portion	135	339
Finance lease obligation – net of current portion	31,848	32,007
Total Liabilities	38,085	37,582

Commitments and Contingencies

Equity
iBio, Inc. Stockholders’ Equity:
Preferred stock – no par value; 1,000,000 shares authorized; iBio CMO Preferred Tracking Stock; 1 share authorized, issued and outstanding as of both December 31, 2020 and June 30, 2020	-	-
Series B Convertible Preferred Stock - $1,000 stated value; 5,785 shares authorized; 0 and 5,785 shares issued and outstanding as of December 31, 2020 and June 30, 2020	-	-
Common stock - $0.001 par value; 275,000,000 and 275,000,000 shares authorized at December 31, 2020 and June 30, 2020, respectively; 211,769,103 and 140,071,110 shares issued and outstanding as of December 31, 2020 and June 30, 2020, respectively	212	140
Additional paid-in capital	273,258	206,931
Accumulated other comprehensive loss	(53)	(33)
Accumulated deficit	(166,082)	(150,420)
Total iBio, Inc. Stockholders’ Equity	107,335	56,618
Noncontrolling interest	(14)	(11)
Total Equity	107,321	56,607
Total Liabilities and Equity	$145,406	$94,189

iBio, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited; in Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues	$705	$314	$1,115	$422
Operating expenses:
Research and development (related party of $0, $0, $0 and $97)	2,444	888	4,206	1,865
General and administrative (related party of $510, $304, $903 and $572)	5,806	2,581	11,378	5,567
Total operating expenses	8,250	3,469	15,584	7,432

Operating loss	(7,545)	(3,155)	(14,469)	(7,010)

Other income (expense):
Interest expense (related party of $612, $615, $1,226 and $1,235)	(615)	(615)	(1,229)	(1,235)
Interest income	27	4	31	8
Royalty income	2	2	2	9

Total other income (expense)	(586)	(609)	(1,196)	(1,218)

Consolidated net loss	(8,131)	(3,764)	(15,665)	(8,228)
Net loss attributable to noncontrolling interest	2	2	3	3
Net loss attributable to iBio, Inc.	(8,129)	(3,762)	(15,662)	(8,225)
Preferred stock dividends – iBio CMO Tracking Stock	(65)	(65)	(131)	(131)
Deemed dividends – down round of Series A Preferred and Series B Preferred	-	(21,560)	-	(21,560)
Net loss available to iBio, Inc. stockholders	$(8,194)	$(25,387)	$(15,793)	$(29,916)

Comprehensive loss:
Consolidated net loss	$(8,131)	$(3,764)	$(15,665)	$(8,228)
Other comprehensive loss – unrealized loss on debt securities	(13)	-	(20)	-
Other comprehensive loss – foreign currency translation adjustments	-	-	-	(1)

Comprehensive loss	$(8,144)	$(3,764)	$(15,685)	$(8,229)

Loss per common share attributable to iBio, Inc. stockholders - basic and diluted	$(0.04)	$(0.69)	$(0.09)	$(1.02)

Weighted-average common shares outstanding - basic and diluted	188,087	36,917	175,264	29,420